Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS NEW GENERX FINDINGS AT 2012

ANNUAL GENE AND CELL THERAPY FORUM

New insights Support Generx Angiogenic Therapy

Phase 3 Registration Clinical Study for Patients with Coronary Artery Disease

SAN DIEGO, CA – January 30, 2012 – Cardium Therapeutics (NYSE Amex: CXM) today reported on new insights and confirmatory preclinical study results on the Generx (Ad5FGF-4) angiogenic therapy product candidate based on the Company’s sponsored research conducted at Emory University. The findings, which provide further support for the apparent safety and effectiveness of Generx as a potential one-time non-surgical approach to the treatment of coronary heart disease, are being presented at the Phacilitate Annual Gene and Cell Therapy Forum held January 30 – February 1, 2012 in Washington, DC.

The recent preclinical findings demonstrate that induced transient ischemia, using a standard angioplasty balloon catheter, combined with the intracoronary co-infusion of nitroglycerin, substantially enhanced adenovector-mediated gene delivery to the heart. These findings have been incorporated into the protocol for the planned 100-patient Generx (Ad5FGF-4) ASPIRE Phase 3 registration study which, as previously reported, is expected be initiated in the first quarter 2012. The YouTube video “Cardium Generx Cardio-Chant” provides an overview of the Company’s Generx (Ad5FGF-4) product candidate, at http://www.youtube.com/watch?v=pjUndFhJkjM.

The new data underscore the expected benefit of Cardium’s improved adenovector administration methods that combine non-surgical, percutaneous balloon catheter-based delivery with transiently-induced ischemia and nitroglycerin to enhance uptake leading to improved microvascular circulation in the heart. By increasing cell transfection efficiency, this modified approach allows for effectively obtaining additional targeted expression of growth factors within the ischemic heart, where the resulting angiogenesis or blood vessel growth can bring about improved blood flow throughout the ischemic myocardium. Traditional interventional cardiology approaches such as coronary artery bypass surgery (CABG) or angioplasty and stenting (PCI), not only require invasive and costly surgical procedures but they can only directly target selected vulnerable spots in larger vessels that are susceptible to treatment and reachable through mechanical intervention.

Another important outcome of these preclinical studies was the confirmation that intracoronary infusion of an adenovector directly to the ischemic region of the left ventricle caused no myocardial inflammation or any other untoward effects. These Cardium-sponsored studies were undertaken by researchers at the Carlyle Cardiothoracic Surgery Center at Emory University, Atlanta. The presentation given at the Annual Gene and Cell Therapy Forum entitled “ASPIRE Trial: A Phase 3 Pivotal Registration Trial Incorporating Preclinical and Clinical Lessons Learned in the Past Decade”, is now available for viewing on the Generx section of Cardium’s website at http://www.cardiumthx.com/generx.html.

“Cardium has established the world’s largest clinical database on a DNA-based interventional cardiovascular therapeutic derived from clinical studies in over 650 patients with coronary artery disease that have been conducted at over 100 medical centers in the United States, South America and Western Europe. Our extensive preclinical and clinical studies have also identified cardiac ischemia as a key factor for the successful use of non-surgical DNA-based angiogenic therapy. The observation that myocardial ischemia is a necessary condition for both the effective delivery and therapeutic effectiveness of Generx is a very positive one, and has favorable implications for the potential utility of Generx in the treatment of coronary heart disease. The new findings confirming that our modified delivery procedures have the potential to substantially improve adenovector uptake further support the expected value of our ASPIRE Phase 3 registration study, which employs these techniques in targeted patients with coronary artery disease who have the potential to be best served by our Generx angiogenic therapy,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Generx ASPIRE Clinical Study

The Company has received clearance from the Russian Ministry of Health and Social Development to commence a Phase 3 registration study for the Company’s Generx™ (alferminogene tadenovec, Ad5FGF-4) biologic product candidate, which is expected to begin patient enrollment in the first quarter 2012. Generx is a new and innovative DNA-based angiogenic therapy designed for the potential treatment of myocardial ischemia due to coronary artery disease. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo™ for marketing and sales in Russia.

This newly approved clinical study (ASPIRE) is a randomized, controlled, parallel group, multi-center study designed to evaluate the safety and efficacy of Cardium’s Generx product candidate using SPECT imaging to measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx DNA-based angiogenic therapy. As designed, the ASPIRE clinical study is expected to enroll approximately 100 men and women with myocardial ischemia due to coronary artery disease at up to six leading medical centers in Moscow. The study’s primary efficacy endpoint will be the improvement in reversible perfusion defect size as measured by SPECT imaging.

The ASPIRE study will represent the fifth clinical study under Generx’s clinical development program that when completed will have enrolled more than 750 patients at over 100 medical centers throughout the U.S., Canada, South America, Western Europe and Russia. Based on the specified clearance for the Russian Health Authority, with positive safety and efficacy data from this single registration study, Cardium’s Russian sponsor and development partner, Advanced Biosciences Research, an affiliate of the contract research organization bioRASI, would be in a position to consider the submission of an application for marketing and sales of Generx in the Russian Federation, and to advance forward with applications and submissions seeking approval for marketing and sales of Generx in certain other countries of the Commonwealth of Independent States, comprising former republics under the Soviet Union. The ASPIRE study could also provide additional clinical evidence regarding the safety and effectiveness of Generx that would be useful for optimizing and broadening commercial development pathways in other industrialized countries.

Positive results from the prior Phase 2a clinical study (Grines et al., J Am Coll Cardiol 2003; 42:1339-47) showed that Generx improved myocardial blood flow in the ischemic region of the hearts of men and women following a single intracoronary infusion as measured by the objective efficacy endpoint of SPECT imaging. As noted in the publication, the mean change observed in Generx-treated patients was a 4.2% absolute reduction (which represents a 20% relative reduction) in the reversible perfusion defect size from baseline at eight weeks (p<0.001), while the placebo group showed only a 1.6% absolute reduction from baseline (not significant) at eight weeks following treatment. The observed treatment effect for patients receiving Generx was similar in magnitude to that reported in the literature for patients undergoing angioplasty/stent or revascularization procedures with reversible perfusion defects of comparable size at one year following these procedures.

An independent long-term prospective study published in Circulation (Meier et al, Circ. 2007; 116:975-983) provided key evidence indicating that men and women with more recruitable collateral circulation have a better chance of surviving a heart attack than patients who have less developed collateral circulation. This important study quantitatively evaluated coronary collateral blood flow in 845 patients with coronary artery disease during a 10-year follow-up period and showed that long-term cardiac mortality was approximately 66% lower in patients with a highly developed collateral vessel blood supply (p=0.019). For the first time, this study showed the importance of collateral circulation beyond simply the relief of angina and provided further support of the potential for long term benefits from angiogenic therapy.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. Cardium’s lead commercial product Excellagen™ topical gel for advanced wound care management, has recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that enhancements in the uptake of adenovectors can be successfully applied to improve the uptake or therapeutic effects of Generx in human patients; that Generx can be successfully advanced in clinical studies outside of the U.S.; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the regulatory or commercialization activities of Generx in the U.S. or other markets; that the ASPIRE clinical study will be successful or will lead to approval of Generx by the Russian Health Authority for marketing and sales in Russia or lead to approvals in other countries of the Commonwealth of

Independent States; that additional clinical evidence regarding the safety and effectiveness of Generx that might be obtained in Russia would be useful for optimizing and broadening commercial development pathways in other industrialized countries; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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